EXHIBIT 8
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                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           UNITED ROAD SERVICES, INC.

         The undersigned, the _____________________ of United Road Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

         1.       The name of the Corporation is: United Road Services, Inc.

         2. The original Certificate of Incorporation of the Corporation (the "ORIGINAL CERTIFICATE") was filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") on July 25, 1997, under the name Towing America, Inc.

         3. The Original Certificate was amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation (the "RESTATED CERTIFICATE") filed with the Secretary of State on February 23, 1998.

         4. Article Fourth of the Restated Certificate was amended and restated pursuant to a Certificate of Amendment of the Restated Certificate filed with the Secretary of State on May 4, 2000, to amend and restate Article Fourth thereof with respect to combination and reclassification of the common stock of the Corporation.

         5. The Restated Certificate, as amended, is hereby amended and restated in its entirety to read as follows:

         FIRST:   The name of the corporation is: United Road Services, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company.

         THIRD:   The purpose of the Corporation shall be to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

         FOURTH:

         (a) The Corporation is authorized to issue two classes of stock which will be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the Corporation is authorized to issue is 4,000,000. The total number of shares of Common Stock which the Corporation is authorized to issue is 3,965,000 par value $0.001 per share. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 35,000, par value $0.001 per share.


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         (b)      Effective upon the filing of this Certificate with the
Secretary of State (the "EFFECTIVE Time"), each share of Common Stock issued and outstanding on the Effective Time shall be and hereby is combined and reclassified as one-thousandth of a share of issued and outstanding Common Stock, automatically and without any action of the stockholders with respect thereto. Fractional shares of Common Stock shall be computed to the nearest one-thousandth of a share (fractions of less than one-thousandth being disregarded) and shall entitle the holder thereof to exercise fractional voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation.

         (c) Authority is hereby expressly granted to the board of directors of the Corporation (the "BOARD OF DIRECTORS") from time to time to issue the shares of Preferred Stock in any series or number of series, and in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

         (d)      All shares shall be fully paid and nonassessable when issued.

         (e) Subject to the rights of the holders of any class or series of Preferred Stock and except as otherwise provided herein, at every meeting of stockholders of the Corporation each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock held by such holder.

         FIFTH:   The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

         SIXTH:

         (a) Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation. Each member of the Board of Directors shall hold office until such time that a successor has been elected and qualified, or until his or her earlier removal or resignation.

         (b) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors may be filled by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

         SEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the


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corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         EIGHTH:  The Corporation shall, to the fullest extent permitted by
Section 145 of the GCL, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         6. The aforesaid amendment and restatement has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the GCL.

                            [Signature page follows]


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         THE UNDERSIGNED hereby executes this Second Amended and Restated
Certificate of Incorporation this __ day of ____________, 2003.





                                   By:  _______________________


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